Exhibit 21.1

SUBSIDIARIES OF REGISTRANT

Name	Jurisdiction of Incorporation or Organization
PJT Partners Holdings LP	Delaware
PJT Management LLC	Delaware
PJT Partners LP	Delaware
PJT Partners (Cayman) Limited	Cayman Islands
PJT Partners (UK) Limited	United Kingdom
PJT Partners Park Hill (Spain), A.V., S.A.U.	Spain
PJT Partners (HK) Limited	Hong Kong
PJT Partners (Germany) GmbH	Germany
PJT Partners (France) SAS	France
PJT Partners Japan K.K.	Japan
PJT Partners Venture LLC	Delaware
PJT Partners Hawthorn LLC	Delaware
deNovo Corporate Advisors	Cayman Islands
deNovo Corporate Advisors MENA LLC	United Arab Emirates
deNovo Partners (DIFC) Limited	United Arab Emirates
deNovo Partners Finance	Kingdom of Saudi Arabia